July 6, 2015

PRIVATE AND CONFIDENTIAL	WITHOUT PREJUDICE

Mr. Steven Bromley
[Address omitted]

Dear Steve:

Further to our discussions, this will confirm our agreement that your employment with SunOpta Inc. (“SunOpta” or the “Company”) will cease on December 31, 2015 (the “Effective Departure Date”).

To assist with the CEO succession plan we have collectively decided to engage in this discussion at this point to ensure a smooth transition of the CEO position and we are pleased that these discussions have resulted in a mutually acceptable agreement with respect to all matters relative to your employment and the cessation of your employment.

This letter will serve to memorialize the entirety of the terms of that agreement.

BETWEEN TODAY AND THE EFFECTIVE DEPARTURE DATE

During this period of transition your continued support and cooperation is important to ensuring the orderly and efficient transfer of affairs. We expect that you will continue to perform the duties of your position in the same professional manner that you always have through the effective date of the transition of the CEO role (the “Transition Date”). Effective immediately upon the Transition Date, your title and role will change to “Vice Chair”, reporting to myself and you will perform the agreed upon duties of this position in the same professional manner that you always have through the Effective Departure Date and not leave our employment, for any reason, prior to the Effective Departure Date. Such duties of this role will include, but are not limited to: (a) actively assisting and leading to conclusion, as needed, current corporate development projects identified by the Company; (b) introducing the new CEO to the top 20+ investors through in-person meetings as requested by the Company; (c) participating in on-site communication activities with Company employees and the new CEO in order to facilitate a seamless transition; (d) assisting with any other duties as requested by the Company; and (e) advising the CEO as needed. That being said, should you leave the Company’s employment prior to the Effective Departure Date, then paragraph 9 of this letter will apply.

In return, the Company will maintain your salary and benefits, less applicable deductions and withholdings, until the Effective Departure Date subject, of course, to your continuing to be actively employed through the entirety of the period between the date of this letter and the Effective Departure Date.

Upon the earlier of your actual last day of active employment with the Company or the Effective Departure Date, you agree to immediately submit your resignation as a director on the board of SunOpta Inc.

CONTRACTUAL ENTITLEMENTS

As you know, you and the Company are parties to an employment agreement effective February 1, 2007 (the “Employment Agreement”). The Employment Agreement was supplemented by two (2) documents:

  Minutes of the Compensation Committee dated January 11, 2008; and

  A letter to you from Jeremy Kendall and Alan Murray dated May 7, 2012.

TERMS OF OUR AGREEMENT

The following confirms the entirety of the agreement between you and the Company relative to, without limitation, your employment and the cessation of your employment with the Company whether contractual, statutory, at common law or otherwise:

1.	Accrued Base Salary and Vacation Pay

The Company will pay to you any accrued base salary and vacation pay as reflected on the Company’s records owing to you up to and including the Effective Departure Date.

2.	Accrued Bonus

You will receive a payment, less applicable deductions and withholdings required by law, representing a bonus for the 2015 fiscal year based on the Company’s year-end financial results in accordance with the 2015 Short Term Incentive Plan. Such bonus payment, if any, will be paid out in accordance with the normally scheduled payout date for all eligible Company employees under the plan.

3.	Expenses

The Company will provide you with a payment for any outstanding business expenses incurred up to and including your Effective Departure Date in accordance with Company policy. Please submit all claims no later than two weeks from your Effective Departure Date so that these can be reviewed.

4.	Separation Payment

The Company will pay you a monthly amount of $43,025.51 (CAD), less applicable deductions and withholdings required by law, by direct deposit commencing on January 8, 2016 and ending thirty- six (36) months from January 1, 2016 (the “Separation Payment Period”). Separation payments will be made to you on a bi-weekly basis in accordance with the Company’s regular payroll cycle as it exists from time to time and, once completed, will provide you with the equivalent of 24 months of base salary, bonus and certain benefits and perquisites for a total amount of $1,548,918.52 (CAD) (the “Separation Payment”) spread out over 36 months.

Attached as Schedule 1 is information indicating the manner in which the Separation Payment set out above was calculated.

5.	Acceleration of Separation Payment

At any time after the Effective Departure Date you may request, in writing, that the Company pay to you the unpaid balance of the Separation Payment described in paragraph 4 above as a lump-sum. Company may also elect, in writing, at any time to pay you any unpaid balance of the Separation Payment as described at paragraph 4 above as a lump-sum. Should the Company elect to pay you the unpaid balance of the Separation Payment as a lump-sum, it is agreed that this election will not affect the continued vesting of stock options and performance share units which will continue in accordance with paragraph 7 below. On the other hand, if you elect to require the Company to pay any unpaid balance of the Separation Payment as a lump-sum then continued vesting of stock options and performance share units will cease on the Full Separation Payment Date as stated in paragraph 7.

6.	Employee Benefits

(a)     After the Effective Departure Date, only your health care and dental care benefits will continue, subject to, as permitted by and in accordance with the terms and conditions of the applicable insurance plans and policies, as they may exist from time to time, until the earlier of 24 months after the Effective Departure Date or the date on which you secure alternative employment or become self-employed at which time all benefits will cease.

(b)     It is your responsibility to inform the Company when you secure alternative employment or become self-employed and it is an express condition of this offer that you do so.

(c)     All of your other group benefits not specifically mentioned in paragraphs 6(a) as continuing after the Effective Departure Date, including, without limitation, all disability coverage of any kind or nature whatsoever along with those benefits listed on Schedule 1 will cease on the Effective Departure Date.

(d)     You have 30 days after certain of the group insurance benefits end to convert, at your own expense, your group insurance benefits to an individual policy. You will be provided with the information for the insurance provider. It is your responsibility to explore this and the Company will take no further steps in this regard and will not be responsible or liable for any losses caused by your failure to take advantage of any conversion rights.

7.	Stock Options and Performance Shares

You have been granted the following Stock Options and Performance Share Units that currently remain outstanding as of the date of this letter:

Grant Date	Grant Price	Number of Options	Exercisable/Vested	Non-Vested
May 12, 2010	$4.45	60,000	60,000	0
January 3, 2011	$7.72	200,00	160,000	40,000
May 8, 2012	$5.73	150,000	90,000	60,000
May 7, 2013	$7.36	100,000	40,000	60,000
May 13, 2014	$11.30	32,217	6,443	25,774
*May 13, 2014	$0.00	19,330	0	19,330

*May 12, 2015	$0.00	20,049	0	20,049
May 12, 2015	$10.08	36,916	0	36,916
Total		618,512	356,443	262,069 (includes 39,379 PSU’s)

*Performance Share Units (PSU’s)

We will allow you to continue to participate in the Stock Option Plan until the date upon which the Separation Payment has been made in full (“Full Separation Payment Date”). As such, options will continue to vest, subject to and in accordance with the terms of the Stock Option Plan, until the Full Separation Payment Date. If you fail to exercise your options on or before the Full Separation Payment Date, they will expire and cease to be of any further force or effect as of that date. Any outstanding performance share units will continue to vest until the Full Separation Payment Date and will be calculated in accordance with the applicable 2014 and 2015 Long Term Incentive Plans. Any acceleration of the Separation Payment at your request, except in the event of a Change of Control, or acceleration by the company, will result in the expiration of the vesting period upon the Full Separation Payment Date. In the event of a Change of Control, any unvested stock options will immediately vest upon the effective date of the Change of Control. For clarification purposes, any acceleration of the Separation Payment at the Company’s option will not cause the vesting period to expire.

In consideration of the Company agreeing to extend the vesting period for your options and to accelerate vesting of your options in the event of a Change of Control, you hereby agree to the following: (a) to advise the Company's Compliance Officer in advance of trading in securities of the Company and to obtain prior consent of the Company in respect of any proposed trades of the Company's securities in accordance with the Company's insider trading policy; and (b) to provide to the Company such consulting services as the Company may from time to time reasonably require during the vesting period. You will perform any requested consulting services in the same professional manner as you did during your employment.

8.	Employee Stock Purchase Plan (“ESPP”)

Your participation in the ESPP will end on your Effective Departure Date. Any contributions made to your ESPP account that were not used to purchase stock will be promptly returned to you after your Effective Departure Date.

9.	Early Departure

Notwithstanding the above and any other provision of this letter, in the event you end your employment with the Company, for any reason, prior to the Effective Departure Date, and such early departure is not mutually agreed upon between you and the Company, then the Separation Payment Period will be revised to twenty-four (24) months, with bi-weekly payment amounts adjusted accordingly to account for this change, and will begin as of your actual last day of active employment with the Company as will your health care and dental benefits continuation in accordance with paragraph 6 above. You will, of course, by your early departure be foregoing any salary or other payments or entitlements between your actual last day of active employment and the Effective Departure Date. In addition, the vesting period for any of your options as set out at paragraph 7 above will be revised to twenty-four (24) months from your actual last day of active employment with the Company.

10.	Permanent Disability or Death

If you are permanently disabled or die at any time prior to the Full Separation Payment Date, then Company shall, upon receipt of written notification of such event, pay any remaining Separation Payment in a lump sum to you or your estate, as the case may be, to the extent permitted by law and upon receipt of such documents and other information as might reasonably be requested by SunOpta to permit it to consider the matter and effect such payment. In accordance with paragraph 7, any continued vesting of stock options and performance share units will cease on the Full Separation Payment Date.

11.	Confidentiality, Fiduciary Obligations, Non-Competition and Non-Solicitation

You agree, as a condition of this settlement, that you will not use or disclose any confidential information which you learned or that came into your possession during the course of your employment with the Company, including information as to the terms of this letter (except that you may discuss the terms of this letter with members of your immediate family and with your legal and financial advisors provided that they agree to keep this confidential). Among other things, and without limitation, you will not use or disclose, without the consent of the Company, any trade secrets, confidential or proprietary information of or concerning the Company, its owners, affiliates, clients or suppliers.

Furthermore, as a fiduciary, we expect that you will abide strictly with all of your continuing obligations. Among others, you are prohibited from directly soliciting the Company’s customers, from soliciting employees to leave their employment with the Company to join in a competing business and from usurping a maturing business opportunity of the Company of which you were aware while employed for your own benefit or that of a third party.

In addition, we wish to remind you of your contractual obligations that survive the cessation of your employment as set out in the Employment Agreement, specifically the Non-Competition and Non-Solicitation provision that will be in effect for a period of two (2) years from your Effective Departure Date or such earlier date that you cease employment with the Company, for any reason, prior to the Effective Departure Date.

The expectation of the Company is that you will abide by and fully comply with any and all common law, statutory, contractual and/or fiduciary obligations that survive the cessation of your employment with the Company.

12.	Return of Company Property

Upon your Effective Departure Date, or such earlier date as the Company may determine, you will return all property and information belonging to the Company and any of its clients including all correspondence, documents, precedents, memoranda and other records together with all login codes and passwords necessary to allow the Company to access its information and property, including login codes and passwords for, among others, voicemail, email, computer and VPN. After such return, you will delete all such information from personally-owned computers and other storage media and from personally-controlled web-based accounts in a manner that renders such information irretrievable. Please confirm that you have complied with this paragraph.

13.	Internal and External Announcement

We will announce internally and externally through a press release on or about July7, 2015 that you will be leaving the Company on the Effective Departure Date. We are prepared to work with you on the internal and external announcement and will provide you with a draft. We are very much aware of your contribution to the business of the Company, and the respect with which you are held by the staff and customers. We want to ensure that this is messaged in an appropriate way and, again, we are willing to provide you with some input into this before we make the announcement.

14.	Release

In return for the above, and as provided in the Employment Agreement, you will sign the standard form release attached as Schedule 2.

15.	Entire Agreement

This letter and the attached Schedules contain the entire agreement between you and the Company in regard to your employment and the termination thereof. There are no other agreements, understandings or arrangements, whether oral or written, relative to the aforementioned matters other than those set out in this letter and the attached Schedules which supersede and replace any such agreements, understandings or arrangements. Any prior agreements, understandings or arrangements are, therefore, void, unenforceable and of no force or effect. The headings in this letter are provided for reference only and shall not affect the substance of this letter.

16.	Governing Law

This letter shall be interpreted under the laws of the province of Ontario and the federal laws of Canada applicable therein.

Please sign this letter below and the attached release to signify your agreement to the above. Of course, if you have any questions, or need to discuss this, please let me know.

Yours very truly,

SUNOPTA INC.

/s/ Alan Murray
Alan Murray
Chair, SunOpta Inc.

(Employee Signature Page to Follow)

I have had ample opportunity to review the terms of this letter and the attachments with legal counsel. If I did not do so, it was because I understood the terms of this letter and the attachments and did not feel that I needed legal advice. I acknowledge that, by my signature, I am acknowledging and accepting that the terms of this letter and the attached Schedules accurately and completely set out the entirety of the terms of my agreement and settlement with the Company relative to, without, limitation, my employment and the cessation of my employment with the Company and that I am doing so freely, voluntarily and without duress.

/s/ Steven Bromley	July 6, 2015
STEVEN BROMLEY	DATE

/s/ Michelle Coleman	July 6, 2015
WITNESS	DATE

Calculation of Separation Payment

24 months of base salary	$1,140,000.00
Bonus	$317,418.76
Payment of 24 months of the followingbenefits:

Life Insurance ($750,000)	$127.44/mo.
Dependent Life	$2.30/mo.
Employee AD&D ($750,000)	$19.44/mo.
Add’l LTD coverage-Great West Life ($2,000)	$90.81/mo.
Add’l Life Insurance	$4,805.00/yr.
Critical illness insurance	$2,600.00/yr.
RRSP Company contribution	$12,465.00/yr.
Annual car allowance & expenses	$20,000.00/yr.
Club membership	$3,000.00/yr.

Total Separation Payment	$1,548,918.52 (CAD)

Schedule 2
FINAL RELEASE AND INDEMNITY

IN CONSIDERATION of the terms and conditions of a settlement as evidenced in a letter dated July 6, 2015 from SunOpta Inc. to Steven Bromley, to which this Final Release and Indemnity is attached as Schedule “A”, and other good and valuable consideration the receipt and sufficiency whereof is hereby acknowledged, I, Steven Bromley, on behalf of myself, my heirs, successors and assigns (hereinafter collectively referred to as the “Releasor”) hereby release and forever discharge SunOpta Inc. along with all parents, subsidiaries, affiliates and associated companies, and together with all respective past, present and future officers, directors, employees, servants and agents and their successors and assigns (hereinafter collectively referred to as the “Releasee”) jointly and severally from any and all actions, causes of action, contracts, covenants, whether express or implied, claims, demands for damages, including disability, life or other insurance claims, indemnity, benefits, bonus, short term incentive, commission, stock and stock options, compensation, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising, whether statutory or otherwise, which I may heretofore have had, may now have, or may hereinafter have, in any way relating to the hiring of, the employment by and the cessation of the employment of the Releasor by the Releasee. Notwithstanding the foregoing, nothing herein releases the Releasee from any obligations under any written indemnification agreement, by-law or insurance policy with respect to indemnification in any fashion of the Releasor from any third party claims or any defense costs or professional fees associated therewith.

AND FOR THE SAID CONSIDERATION it is further agreed that the Releasor shall not make any claims (including any cross-claims, counter-claims, third party claims, actions or applications) or take any proceedings against any person or corporation who might claim contribution or indemnity against the Releasee.

AND FOR THE SAID CONSIDERATION I further covenant and agree to save harmless and indemnify the Releasee from and against all claims, charges, taxes, penalties or demands which may be made by the Minister of National Revenue requiring the Releasee to pay income tax, charges, taxes, or penalties under the Income Tax Act (Canada) in respect of income tax payable by me in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Releasee in respect of the Releasor.

AND FOR THE SAID CONSIDERATION I covenant, undertake and confirm that I have not filed or commenced and will not file or commence any complaint for payment in lieu of notice of termination, severance pay, wages, salary, benefits, pension plan contributions, overtime pay, vacation pay and holiday pay or make any other claim, complaint or application against the Releasee pursuant to the Ontario Employment Standards Act, 2000.

I FURTHER ACKNOWLEDGE that I have received all payments and amounts owing to me under the Employment Standards Act, 2000 and that the payments made to me herein are in full and final satisfaction of any further entitlements I may have pursuant to the Employment Standards Act, 2000.

I FURTHER ACKNOWLEDGE AND AGREE that I have no claim of any nature or kind to any entitlement whatsoever arising under or from any group health or welfare insurance policy maintained by the Company for the benefit of its employees including, without limitation, disability or life insurance plans. The Releasor agrees that they have been advised of all conversion privileges that exist under the terms of the Company’s benefit plans.

I HEREBY ACKNOWLEDGE that I have discussed or otherwise canvassed and considered any and all possible human rights complaints, concerns or issues arising out of or in respect of my hiring, employment and the cessation of my employment with the Releasee.

I AGREE that this agreement constitutes a full and final settlement of any existing, contemplated, or possible complaint or complaints against the Releasee under the Human Rights Code up to the date of this agreement, arising out of or in respect to my hiring, employment and the cessation of my employment with the Releasee.

IT IS UNDERSTOOD AND AGREED that the beforementioned consideration is deemed to be no admission of liability on the part of the said Releasee.

IT IS HEREBY FURTHER COVENANTED AND AGREED that I will not disclose the terms or the nature of the settlement evidenced by the within Final Release, save and except for my spouse, my legal and financial advisors, and as may be required by law.

I HEREBY CONFIRM that I have been afforded an opportunity to independently review and read and obtain independent advice with respect to the details of this Final Release and Indemnity and the settlement relating thereto, and confirm that I am executing this Final Release and Indemnity freely, voluntarily and without duress.

IN WITNESS WHEREOF I have hereunto executed this Release by affixing my hand and seal this day of July 6, 2015, in the presence of the witness whose signature is subscribed below.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
/s/ Michelle Coleman	)	/s/ Steven Bromley
Witness Signature	)	Steven Bromley
)